                                                                    EXHIBIT 10.3




                                 LOAN AGREEMENT


                                      AMONG


                             METAL MANAGEMENT, INC.,
                             a Delaware corporation,


                          HOUTEX METALS COMPANY, INC.,
                               a Texas corporation


                                       AND


                             LASALLE NATIONAL BANK,
                         a national banking association
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                                TABLE OF CONTENTS


1.       DEFINITIONS AND DETERMINATIONS..............................1
         1.1      Definitions........................................1
         1.1      Time Periods.......................................9
         1.2      Accounting Terms...................................9
         1.3      References........................................10
         1.4      Lender's Discretion...............................10
         1.5      Borrower's Knowledge..............................10

2.       LOANS AND TERMS OF PAYMENT.................................10
         2.1      Revolving Loan....................................10
                  2.1.1             Amount..........................10
                  2.1.2             Procedure for Borrowing.........10
                  2.1.3             Interest Payments...............11
         2.1.4    Principal Payment                                 11
                  2.1.5             Revolver Note...................11
                  2.1.6             Use of Proceeds of Revolver.....11
                  2.1.7             Mandatory Prepayment............11
         2.2      Term Loan.........................................11
                  2.2.1             Amount of Term Loan.............11
                  2.2.3             Term Note.......................11
         2.3      General Interest Provisions.......................12
                  2.3.1             Interest Rate...................12
                  2.3.2             Interest Computation............12
                  2.3.3             Maximum Interest................12
         2.4      Prepayments.......................................12
                  2.4.1             No Premiums.....................12
                  2.4.2             Payment of Additional Sums......12
         2.5      Default Rate......................................12
         2.6      Method of Payment; Good Funds.....................12
         2.7      Extension Right...................................13
         2.8      Loan Fee..........................................13

CONDITIONS OF FUNDING...............................................13
         3.1      Title to Collateral...............................13
         3.2      Delivery of Instruments...........................14
         3.3      Lender's Security Interests.......................14
         3.4      Proceedings and Documents.........................14
         3.5      Representations and Warranties....................14
         3.6      Performance; No Default...........................14
         3.7      Material Adverse Effect...........................14
         3.8      Use of Assets.....................................14
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
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4.       REPRESENTATIONS AND WARRANTIES............................................................................   15
         4.1      MMI..............................................................................................   15
         4.2      HouTex...........................................................................................   15
         4.3      Authority........................................................................................   15
         4.4      Necessary Assets.................................................................................   15
         4.5      Binding Agreements...............................................................................   15
         4.6      Business and Properties of the Borrowers.........................................................   15
                  4.6.1             Business Activity..............................................................   15
                  4.6.2             Operating Agreements...........................................................   16
                  4.6.3             Business Sites.................................................................   16
                  4.6.4             Operation and Maintenance of Equipment.........................................   16
         4.7      Title to Property; Liens.........................................................................   16
         4.9      Financial Statements.............................................................................   16
         4.10     Litigation.......................................................................................   16
         4.11     Conflicting Agreements...........................................................................   17
         4.12     Taxes of Borrowers...............................................................................   17
         4.13     Compliance with Applicable Laws..................................................................   17
         4.14     Patents, Trademarks, Franchises, Agreements......................................................   17
         4.15     Environmental Matters............................................................................   17
         4.16     Application of Certain Laws and Regulations......................................................   17
                  4.16.1            Investment Company Act.........................................................   17
                  4.16.2            Holding Company Act............................................................   17
                  4.16.3            Regulations as to Borrowing....................................................   18
         4.17     Margin Regulations...............................................................................   18
         4.18     No Misrepresentation.............................................................................   18
         4.19     Burdensome Obligations...........................................................................   18
         4.20     Employee Benefit Plans...........................................................................   18
         4.21     Employee Matters.................................................................................   19
         4.22     Eligible Inventory...............................................................................   19
         4.23     Eligible Accounts................................................................................   19
         4.24     Bailment Relationships.  ........................................................................   20
         4.25     Owned and Leased Property........................................................................   20

5.       AFFIRMATIVE COVENANTS.....................................................................................   20
         5.1      Legal Existence; Good Standing...................................................................   20
         5.2      Inspection of Books and Records..................................................................   20
         5.3      Inspection of Collateral.........................................................................   20
         5.4      Financial Statements and Other Information.......................................................   20
                  5.4.1             Annual Statements..............................................................   21
                  5.4.2             Monthly Statements.............................................................   21
                  5.4.3             Notice of Defaults; Loss.......................................................   21
                  5.4.4             Notice of Suits, Adverse Events................................................   21
                  5.4.5             Reports to Security Holders, Creditors and Governmental Bodies.................   22
                  5.4.6             Other Information..............................................................   22
         5.5      Reports to Governmental Bodies and Other Persons.................................................   22


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         5.6      Borrowing Base Certificate; Accounts Aging Report........22
         5.7      Shareholders.............................................22
         5.8      Maintenance of Licenses, Franchises, Agreements..........22
         5.9      Insurance................................................23
         5.10     Future Leases............................................23
         5.11     Environmental Matters....................................23

6.       NEGATIVE COVENANTS................................................23
         6.1      Liens....................................................23
         6.2      Distributions............................................23
         6.3      Amendments of Agreements.................................24
         6.4      Fundamental Business Changes.............................24
         6.5      Sale or Transfer of Assets...............................24
         6.6      Payments on Certain Indebtedness.........................24
         6.7      Amendment of Corporate Documents.........................24
         6.8      Compliance with ERISA....................................24

7.       DEFAULT AND REMEDIES..............................................24
         7.1      Events of Default........................................24
                  7.1.1             Default in Payment.....................24
                  7.1.2             Breach of Covenants....................25
                  7.1.3             Breach of Representation...............25
                  7.1.4             Acceleration of any Indebtedness.......25
                  7.1.5             Bankruptcy.............................25
                  7.1.6             Judgments..............................26
                  7.1.7             Impairment of Operating Agreements.....26
         7.2      Events of Default........................................26
                  7.2.1             Default in Payment.....................26
                  7.2.2             Breach of Covenants....................26
                  7.2.3             Breach of Representation...............27
                  7.2.4             Acceleration of any Indebtedness.......27
                  7.2.5             Bankruptcy.............................27
                  7.2.6             Judgments..............................28
                  7.2.7             Impairment of Operating Agreements.....28
         7.3      Acceleration of Borrowers' Obligations Owing by MMI......28
         7.4      Acceleration of Borrowers' Obligations Owing by HouTex...29
         7.5      Remedies on Default......................................29
         7.6      Application of Funds to MMI Obligations..................29
                  7.6.1             Expenses...............................29
                  7.6.2             Borrowers' Obligations.................29
                  7.6.3             Surplus................................29
         7.7      Application of Funds to HouTex Obligations...............29
                  7.7.1             Expenses...............................30
                  7.7.2             Borrowers' Obligations.................30
                  7.7.3             Surplus................................30
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
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8.       CLOSING...................................................................................................   30

9.       EXPENSES AND INDEMNITY....................................................................................   30
         9.1      Attorneys' Fees and Other Fees and Expenses......................................................   30
                  9.1.1             Fees and Expenses for Preparation of Loan Documents............................   30
                  9.1.2             Fees and Expenses in Enforcement of Rights or Defense of Loan Documents........   30
                  9.2               Indemnity......................................................................   31
                  9.2.1             Brokerage Fees.................................................................   31
                  9.2.2             Securities Violations..........................................................   31
                  9.2.3             Operation of Collateral; Joint Venturers.......................................   31

10.      MISCELLANEOUS.............................................................................................   31
         10.1     Notices..........................................................................................   31
         10.2     Survival of Loan Agreement.......................................................................   33
         10.3     Further Assurance................................................................................   33
         10.4     Taxes and Fees...................................................................................   33
         10.5     Severability.....................................................................................   33
         10.6     Waiver...........................................................................................   33
         10.7     Modification of Loan Documents...................................................................   33
         10.8     Captions.........................................................................................   33
         10.9     Sale of Interest.................................................................................   33
         10.10    Successors and Assigns                                                                              34
         10.11    Remedies Cumulative.....................................................................            34
         10.12    Entire Agreement........................................................................            34
         10.13    APPLICABLE LAW..........................................................................            34
         10.14    JURISDICTION AND VENUE..................................................................            34
         10.15    WAIVER OF RIGHT TO JURY TRIAL...........................................................            35

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT is dated as of January 7, 1997, by and among METAL MANAGEMENT, INC., a Delaware corporation ("MMI"), HOUTEX METALS COMPANY, INC., a Texas corporation ("HouTex") (jointly, the "Borrowers"), and LASALLE NATIONAL BANK, a national banking association ("Lender").

                                    RECITALS:

         A. MMI desires to obtain a $6,500,000 term loan from Lender to provide funds to MMI to acquire certain entities currently engaged in businesses related to the business of MMI, including HouTex, and to provide MMI with necessary working capital.

         B. HouTex desires to obtain a $3,500,000 revolving line of credit from Lender to refinance certain existing indebtedness of HouTex and to provide HouTex with necessary working capital.

         C. Lender is willing to make such loans subject to the terms and conditions set forth herein.

         NOW, THEREFORE, it is agreed as follows:


1.       DEFINITIONS AND DETERMINATIONS.

         1.1 Definitions. As used in this Loan Agreement and in the other Loan Documents, unless otherwise expressly indicated herein or therein, the following terms shall have the following meanings (such meanings to be applicable equally both to the singular and plural terms defined):

                  Accountants: any independent certified public accounting firm selected by the Borrowers and reasonably satisfactory to Lender.

                  Accounts: all of HouTex's now existing or hereafter arising or acquired accounts receivable, chattel paper, contract rights, letters of credit, instruments, documents and all other rights to payment, however created, including, without limitation, any right to payment for goods sold or leased or for services rendered, whether arising out of the sale of inventory or otherwise and whether or not it has been earned by performance, and any and all notes, drafts, acceptances, general intangibles and other obligations arising out of or representing a right to payment, however created.

                  Affiliate: any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with another Person. The term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes hereof, any Person which owns or controls, directly or indirectly, 10% or more of the voting securities of another Person shall be deemed to "control" such Person.

                  Borrowing Base: at any time and subject to change from time to time in Lender's reasonable discretion following notice to Borrower, the sum of (i) 90% of Eligible Accounts, plus (ii) 65% of the Value of Eligible Inventory.

                  Borrowing Base Certificate: a certificate of HouTex in a form satisfactory to Lender summarizing the Eligible Accounts and Eligible Inventory and including (a) a calculation of the Borrowing Base, together with any supporting documentation requested by Lender, and (b) a certified statement by the chief financial officer or president of HouTex that (i) to the best knowledge of such Person, no HouTex Event of Default or any other event or condition that, with the giving of notice or the lapse of time, or both, would become a HouTex Event of Default then exists, and (ii) the representations and warranties pertaining to HouTex set forth in this Loan Agreement are true and correct in all material respects as of the date of such certificate as though remade on such date.

                  Borrowers' Obligations: (i) any and all Indebtedness due or to become due, now existing or howsoever arising of the Borrowers to Lender pursuant to the terms of this Loan Agreement or the other Loan Documents, and (ii) the performance of the covenants of the Borrowers contained in this Loan Agreement and the other Loan Documents.

                  Business Day: any day other than a Saturday, Sunday or other day on which Lender is closed.

                  Capital Expenditures: payments which are made by a Borrower for the lease, purchase, improvement, construction or use of any property, the value or cost of which under GAAP is required to be capitalized and appear on such Borrower's balance sheet in the category of property, plant or equipment, without regard to the manner in which such payments or the instrument pursuant to which such payments are made is characterized by such Borrower or any other Person, and shall include, without limitation, payments for the installment purchase of property and payments under Capitalized Leases.

                  Capitalized Leases: any lease of Property, the obligations for the rental of which are required to be capitalized in accordance with GAAP.

                  CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time (42 USC Section 1802 et seq.)

                  Closing:  as defined in Section 8 below.

                  Closing Date:  as defined in Section 8 below.

                  Code: the Internal Revenue Code of 1986, as amended, and any successor statute thereto, and the rules and regulations issued thereunder, as in effect from time to time.

                  Collateral: the Property in which Lender is granted the Security Interests pursuant to the Loan Documents.

                  Default: any event or condition that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

                  Default Rate: 4% plus the Prime Rate in effect from time to time.

                  Default Period: a period of time commencing on the date that an Event of Default has occurred and ending on the date that such Event of Default is cured or waived.

                  Eligible Account: any Account of HouTex that satisfies all of the following requirements:

                           (i) such Account has been earned from the final
                  delivery of goods or services to an account debtor located within the United States of America;

                           (ii) such Account is a valid, binding and legally
                  enforceable obligation of the account debtor obligated thereon and such account debtor is not (a) an Affiliate of HouTex, (b) a shareholder, director, officer or employee of HouTex, (c) a debtor under any proceeding under the United States Bankruptcy Code or any other comparable bankruptcy or insolvency law, or
                  (d) an assignor for the benefit of creditors;

                           (iii) such Account, if owed by the United States of
                  America or any department, agency or instrumentality thereof, has been validly assigned by HouTex as collateral security to Lender for the benefit of Lender in full compliance with the Assignment of Claims Act of 1940, as amended, and with all other laws, rules, and contractual provisions which may be applicable to the assignment of such Account;

                           (iv) such Account is assignable and, if evidenced by
                  an instrument or chattel paper, the same has been endorsed and delivered to Lender;

                           (v) such Account is subject to a perfected, first
                  priority Lien in favor of Lender and is free and clear of any other Lien other than Permitted Liens;

                           (vi) such Account is net of any credit or allowance
                  given by HouTex to the account debtor obligated thereon and such Account is not subject to any asserted offset, counterclaim or other defense with respect thereto which has not been waived or released by the account debtor or dismissed or denied by a court having jurisdiction over such asserted offset, counterclaim or other defense;

                           (vii) such Account does not arise from a sale to an
                  account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis as to which such account debtor's rights to such repurchase or return have not expired or been waived;

                           (viii) such Account is evidenced by an invoice or
                  other comparable record dated not later than five Business Days after the date of completion of services or shipment of the goods shipped pursuant to such invoice or other record;

                           (ix) such Account is not unpaid in whole or in part
                  more than 90 days after its original invoice date;

                           (x) such Account is not owing by an account debtor
                  which has currently failed to pay in full 25% or more of the other Accounts owing by such account debtor to HouTex within 90 days after the due date of such other Accounts;

                           (xi) such Account is payable in U.S. dollars; and

                           (xii) such Account has not otherwise been deemed
                  ineligible by Lender in its reasonable discretion.

         An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall, at the option of Lender, cease to be an Eligible Account.

                  Eligible Inventory: any Inventory that satisfies all of the following requirements:

                           (i) such Inventory does not constitute an Eligible
                  Account;

                           (ii) such Inventory has not been acquired by HouTex
                  on consignment;

                           (iii) if such Inventory has been placed out on
                  consignment by HouTex, then not less than 30 days prior to placing such Inventory on consignment, HouTex shall have: (A) obtained Lender's written consent to the identity of the consignee, the location of the consignment, and the form of agreement upon which the Inventory was consigned, (B) filed informational financing statements in such forms and locations as Lender may require memorializing HouTex's ownership of the Inventory, and (C) taken all other action reasonably required by Lender, including marking the Inventory as consigned goods, in order to evidence HouTex's continuing interest in the Inventory;

                           (iv) such Inventory is not obsolete and is of good
                  and merchantable quality, free from any defects which might adversely affect the market value thereof;

                           (v) such Inventory is located at facilities owned or
                  leased by HouTex and listed on Exhibit A, or stored in the warehouses listed on Exhibit A (provided that Lender has previously received a warehousemen's estoppel letter with respect to such location, in form and substance acceptable to Lender), or located or stored at such additional locations as are hereafter approved in writing by Lender, or such Inventory is in transit to a customer of HouTex in the ordinary course of HouTex's business (or has not yet been off loaded from the barge on which such Inventory has been transported to such customer);

                           (vi) such Inventory was not produced in violation of
                  applicable laws;

                           (vii) such Inventory is owned by HouTex and is
                  subject to a perfected, first priority Lien of Lender and is not subject to any other Lien except Permitted Liens; and

                           (viii) such Inventory has not otherwise been deemed
                  ineligible by Lender in its reasonable discretion.

         Any Inventory of HouTex which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall, at Lender's option, cease to be Eligible Inventory.

                  ERISA: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder, as in effect from time to time.

                  Extended Maturity Date: September 30, 1997.

                  Extension Notice: as defined in Section 2.7 below.

                  Extension Right: as defined in Section 2.7 below.

                  Event of Default: any MMI Event of Default or HouTex Event of Default set forth in Section 7 below.

                  GAAP: generally accepted accounting principles as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied.

                  Good Funds: United States Dollars available to Lender in federal funds at or before 12:00 noon Chicago time on a Business Day.

                  Governmental Body: any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof or any court or arbitrator.

                  Guarantees: the MMI Guaranty and the HouTex Guaranty.

                  Hazardous Materials: any hazardous, toxic or dangerous waste, substance or material defined as such in or for purposes of CERCLA and all other applicable federal, state or local laws, ordinances and regulations referred to in Section 5.11.

                  HouTex Event of Default: as defined in Section 7.2 below.

                  HouTex Guaranty: that certain Guaranty of even date herewith made by the Individual Guarantors and MMI for the benefit of Lender pursuant to which the Individual Guarantors and MMI have guaranteed the repayment of the obligations of HouTex under the Loan Documents.

                  Indebtedness: all liabilities, obligations and reserves, contingent or otherwise, which, in accordance with GAAP, would be reflected as a liability on a balance sheet or would be required to be disclosed in a financial statement, including, without duplication: (i) all Indebtedness for Borrowed Money, (ii) all obligations under conditional sales or other title retention agreements, (iii) all obligations secured by any Lien upon Property, and (iv) all guaranties and other contingent obligations, including, without limitation, letters of credit.

                  Indebtedness for Borrowed Money: without duplication, all Indebtedness (i) in respect of money borrowed, (ii) evidenced by a note, debenture or other like written obligation to pay money, (iii) in respect of rent or hire of Property under Capitalized Leases or for the deferred purchase price of Property or (iv) in respect of obligations under conditional sales or other title retention agreements, and all guaranties of any and all of the foregoing.

                  Individual Guarantors: Gerard M. Jacobs, T. Benjamin Jennings, Donald Moorehead, Harold Rubenstein, George Moorehead and Raymond Zack.

                  Inventory: all goods which are held by HouTex for sale or lease, or which are to be furnished under contracts for service, or which are raw materials, work-in-process, finished goods, materials or supplies used or usable in connection with the manufacture, processing, supply, servicing, storing, packing, shipping, advertising, selling, leasing or furnishing of such goods by HouTex and any constituents thereof and properly classified as inventory for purposes of GAAP.

                  Lien: any mortgage, pledge, assignment, lien, charge, encumbrance or security interest of any kind, or the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease, or other title retention agreement.

                  Loans: the Revolver and the Term Loan.

                  Loan Agreement: this Loan Agreement and any amendments or supplements hereto.

                  Loan Documents: this Loan Agreement, the Notes, the Security Agreement, the Guarantees, appropriate Uniform Commercial Code Financing Statements, and such other instruments and documents as Lender may require to evidence and/or perfect the Security Interests.

                  Material Adverse Effect: any changes or effects pertaining to a Borrower that individually or in the aggregate are or can reasonably be expected to be materially adverse to (i) the assets, business, operations, income, prospects or condition (financial or otherwise) of such Borrower, or (ii) the ability of such Borrower to fulfill any covenants or to perform any of its obligations under this Loan Agreement or the other Loan Documents.

                  Maturity Date: June 30, 1997.

                  Maximum Revolving Loan Amount: at any time, the lesser of (i) the Borrowing Base at such time, or (ii) $3,500,000.

                  MMI Event of Default: as defined in Section 7.1 below.

                  MMI Guaranty: that certain Guaranty of even date herewith made by the Individual Guarantors for the benefit of Lender pursuant to which the Individual Guarantors have guaranteed the repayment of the obligations of MMI under the Loan Documents.

                  Notes: the Revolver Note and the Term Note.

                  Operating Agreement: any site lease, equipment lease, or other agreement relating to the operation of the business of a Borrower.

                  Operating Lease: any lease which, under GAAP, is not required to be capitalized.

                  PBGC: the Pension Benefit Guaranty Corporation or any Governmental Body succeeding to the functions thereof.

                  Permitted Liens: any of the following Liens:

                           (i) the Security Interests;

                           (ii) Liens for taxes or assessments and similar
                  charges, which either are (A) not delinquent or (B) being contested diligently and in good faith by appropriate proceedings, and as to which Borrower has set aside reserves on its books which are acceptable under GAAP;

                           (iii) statutory Liens, such as mechanic's
                  materialman's, warehouseman's, carrier's or other like Liens, incurred in good faith in the ordinary course of business, provided that the underlying obligations relating to such Liens are paid in the ordinary course of business or the repayment of such obligations is otherwise secured in a manner that is satisfactory to Lender;

                           (iv) Liens in respect of judgments or awards with
                  respect to which Borrower, in good faith, diligently shall be prosecuting an appeal or proceeding for review, so long as while being so contested such judgments or awards are bonded or the enforcement or other realization thereon is stayed, provided that the amount of such bonds outstanding at any one time shall not exceed $100,000;

                           (v) pledges or deposits in the aggregate amount not
                  to exceed $100,000 at any time, other than those made in the ordinary course of business to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, old-age pensions or other social security programs; and

                           (vi) any additional liens against the Collateral
                  described on Exhibit B attached hereto.

                  Person: any individual, firm, corporation, business enterprise, trust, association, joint venture, partnership, Governmental Body or other entity, whether acting in an individual, fiduciary or other capacity.

                  Plan: any employee pension benefit plan subject to Title IV of ERISA, established or maintained by a Borrower, or any such Plan to which such Borrower is required to contribute on behalf of any of its employees.

                  Prime Rate: the per annum rate of interest announced or published publicly from time to time by Lender at its principal place of business in Chicago, Illinois, as its prime or equivalent rate of interest, which rate is not necessarily the lowest rate of interest charged by Lender with respect to commercial loans.

                  Property: all types of real, personal or mixed property and all types of tangible or intangible property of the Borrowers.

                  Revolver: the $3,500,000 revolving loan made by Lender to HouTex pursuant to the terms of Section 2.1 below.

                  Revolver Advance: any advance of the Revolver made in accordance with the terms set forth in Section 2.1 below.

                  Revolver Note: the Note of even date herewith made by HouTex to the order of Lender in the amount of $3,500,000 to evidence the Revolver.

                  Security Agreement: the Security Agreement of even date herewith executed by HouTex in favor of Lender.

                  Security Interests: the Liens in the Collateral granted to Lender pursuant to the Loan Documents.

                  Term Loan: the $6,500,000 term loan made by Lender to MMI pursuant to the terms of Section 2.2 below.

                  Term Note: the Note of even date herewith made by MMI to the order of Lender in the amount of $6,500,000 to evidence the Term Loan.

                  UCC: the Uniform Commercial Code, as adopted in the State of Illinois, as the same may be amended from time to time.

                  Value: with respect to any Inventory, the lesser of (i) the market value of such Inventory, or (ii) HouTex's cost of such Inventory calculated in accordance with GAAP on a first-in, first-out basis.

         1.1 Time Periods. In this Loan Agreement and the other Loan Documents, in the computation of periods of time from a specified date to a later specified date (i) the word "from" means "from and including", (ii) the words "to" and "until" each mean "to, but excluding" and (iii) the words "through", "end of" and "expiration" each mean "through and including". All references in this Loan Agreement and the other Loan Documents to "month", "quarter" or "year" shall be deemed to refer to a calendar month, quarter or year.

         1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed, all accounting determinations hereunder shall be made and all financial statements required to be delivered pursuant hereto shall be prepared in accordance with GAAP.

         1.3 References. All references in this Loan Agreement to "Article", "Section", "subsection", "subparagraph", "clause" or "Exhibit", unless otherwise indicated, shall be deemed to refer to an Article, Section, subsection, subparagraph, clause or Exhibit, as applicable, of this Loan Agreement.

         1.4 Lender's Discretion. Whenever the terms "satisfactory to Lender", "determined by Lender", "acceptable to Lender", "Lender shall elect", "Lender shall request" or similar terms are used in this Loan Agreement, except as otherwise specifically provided in this Loan Agreement, such terms shall mean satisfactory to, at the election of, determined by, acceptable to or requested by, as applicable, Lender in its reasonable discretion.

         1.5 Borrower's Knowledge. Any statements, representations or warranties which are based upon the best knowledge of a Borrower shall be deemed to have been made after due inquiry by such Borrower with respect to the matter in question.

2.       LOANS AND TERMS OF PAYMENT.

         2.1      Revolving Loan.

                  2.1.1 Amount. The Revolver is a revolving loan which shall be made available to HouTex by Lender from time to time on and after the Closing Date through the day immediately preceding the Maturity Date (or the Extended Maturity Date, if applicable) in the maximum principal amount outstanding at any one time equal to the Maximum Revolving Loan Amount at such time. Subject to the limitations set forth in this
         Section 2, from the Closing Date through the day immediately preceding the Maturity Date (or the Extended Maturity Date, if applicable), HouTex may reborrow all or any portion of the Revolver that is repaid or prepaid.

                  2.1.2 Procedure for Borrowing. Each request for a Revolver Advance shall be irrevocable and shall be made by HouTex in writing or by telephone and shall only be acceptable if made by one of the Persons listed on Exhibit E. If a request for a Revolver Advance is made prior to 1:00 p.m. Chicago time on a Business Day, then such Revolver Advance shall be made by Lender on the date of such request. If such request is made at or after 1:00 p.m. Chicago time, then such Revolver Advance shall be made by Lender on the next Business Day. Each request for a Revolver Advance shall be deemed a certification by HouTex that no HouTex Event of Default or event or circumstance that with the passage of time, the giving of notice or both would constitute a HouTex Event of Default then exists or will be created if the requested Revolver Advance is made. Lender shall not be obligated to make any Revolver Advance if (i) a HouTex Event of Default or event or circumstance that with the passage of time, the giving of notice or both would constitute a HouTex Event of Default then exists or will be created if the requested Revolver Advance is made, or (ii) after making such Revolver Advance, the outstanding aggregate principal amount of the Revolver will exceed the Maximum Revolving Loan Amount.

                  2.1.3 Interest Payments. Except as otherwise provided herein or in the Revolver Note, accrued and unpaid interest on the outstanding principal balance of the Revolver shall be due and payable monthly in arrears on the first Business Day of each month commencing February 1997.

                  2.1.4 Principal Payment. The outstanding principal balance of the Revolver shall be paid in full not later than the Maturity Date (or the Extended Maturity Date, if applicable).

                  2.1.5 Revolver Note. HouTex shall execute and deliver to Lender on the Closing Date the Revolver Note to evidence the Revolver.

                  2.1.6 Use of Proceeds of Revolver. The proceeds of the Revolver shall be used by HouTex to refinance certain existing indebtedness of HouTex and to provide working capital.

                  2.1.7 Mandatory Prepayment. If the outstanding principal balance of the Revolver at any time exceeds the amount of the Maximum Revolving Loan Amount at such time, HouTex shall immediately repay the amount of such excess without notice or demand.

         2.2      Term Loan.

                  2.2.1 Amount of Term Loan. Subject to the terms and conditions set forth in this Loan Agreement, Lender hereby agrees to make to MMI a term loan on the Closing Date (the "Term Loan") in the principal amount of $6,500,000.

                  2.2.2 Principal and Interest Payments; Maturity.

                           (i) Except as otherwise provided herein or in the
                  Term Note, accrued and unpaid interest on the outstanding principal balance of the Term Loan shall be due and payable monthly in arrears on the first Business Day of each month commencing February 1997.

                           (ii) The remaining unpaid principal balance of the
                  Term Loan, together with all accrued and unpaid interest thereon, if not sooner declared to be due in accordance with the provisions of this Loan Agreement, shall be due and payable in full on the Maturity Date (or the Extended Maturity Date, if applicable).

                  2.2.3 Term Note. MMI shall execute and deliver to Lender on the Closing Date the Term Note to evidence the Term Loan.

         2.3 General Interest Provisions.

                  2.3.1 Interest Rate. The principal balance of the Loans outstanding from time to time shall bear interest at the per annum rates set forth in the Notes.

                  2.3.2 Interest Computation. Interest shall be (a) computed on the basis of a year consisting of 360 days and (b) payable for the actual number of days during the period for which interest is being charged.

                  2.3.3 Maximum Interest. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, Lender shall not collect a rate of interest on any obligation or liability due and owing by the Borrowers to Lender in excess of the maximum contract rate of interest permitted by applicable law. Lender and the Borrowers have agreed that the interest laws of the State of Illinois shall govern the relationship between them, but in the event of a final adjudication to the contrary, the Borrowers shall be obligated to pay to Lender only such interest as then shall be permitted by the laws of the state found to govern the contract relationship between Lender and the Borrowers. All interest found in excess of that rate of interest allowed and collected by Lender shall be applied to the principal balance of the Loans in such manner as to prevent the payment and collection of interest in excess of the rate permitted by applicable law.

         2.4 Prepayments.

                  2.4.1 No Premiums. Except as otherwise provided in the Term Note, all or a portion of the principal balance(s) of the Loans may be prepaid at any time and from time to time without premium or penalty.

                  2.4.2 Payment of Additional Sums. All prepayments of the Loans pursuant to this Section shall be accompanied by the payment of any accrued and unpaid interest on the portion of the principal balance being prepaid to the date on which Lender is in receipt of Good Funds, and any other sums which are due and payable pursuant to the terms of the Loan Documents.

         2.5 Default Rate. During a Default Period that arises due to an MMI Event of Default, the aggregate outstanding principal balance of the Term Loan shall bear interest at the Default Rate. During a Default Period that arises due to a HouTex Event of Default, the aggregate outstanding principal balance of the Revolver shall bear interest at the Default Rate.

         2.6 Method of Payment; Good Funds. All payments to be made by the Borrowers pursuant to the Loan Documents shall be delivered to Lender at 135 South LaSalle Street, Chicago, Illinois, or to such other address as Lender shall notify the Borrowers. Payment shall not be deemed to have been received by Lender until Lender is in receipt of Good Funds.

         2.7 Extension Right. MMI and HouTex shall each have the right (the "Extension Right") to extend the terms of the MMI Loan and the HouTex Loan, respectively, for one additional three month period commencing on the Maturity Date and ending on the Extended Maturity Date, subject to the following terms, provisions and conditions:

                  (i) MMI and/or HouTex, as applicable, shall give written notice (the "Extension Notice") to Lender of its or their election to exercise the Extension Right no later than May 31, 1997;

                  (ii) Concurrently with the delivery of an Extension Notice, the Borrowers shall pay to Lender a nonrefundable extension fee equal to $25,000 in the aggregate;

                  (iii) If MMI seeks to exercise its Extension Right, then no MMI Event of Default or event that with the passage of time, the giving of notice or both would constitute an MMI Event of Default exists as of the date on which such Extension Notice is delivered or on the Maturity Date, and if HouTex seeks to exercise its Extension Right, then no HouTex Event of Default or event that with the passage of time, the giving of notice or both would constitute a HouTex Event of Default exists as of the date on which such Extension Notice is delivered or on the Maturity Date.

                  (iv) Except as expressly provided to the contrary in the Notes or this Loan Agreement, all of the other terms, provisions and conditions of the Notes and the other Loan Documents shall remain in full force and effect in accordance with their respective terms, including, without limitation, the obligation to make monthly payments of interest at the then applicable rate(s) of interest; and

                  (v) There shall have been no material adverse change in the projected income and expenses of the Individual Guarantors in the aggregate or either Borrower, or in any other financial information provided by the Individual Guarantors in the aggregate or either Borrower to Lender.

         2.8 Loan Fee. The unpaid balance of a nonrefundable loan fee in the amount of $15,000 shall be due and payable by the Borrowers on the Closing Date.

3. CONDITIONS OF FUNDING. Lender's obligation to make the Loans shall be subject to the satisfaction of all of the following conditions in a manner, form and substance satisfactory to Lender:

         3.1 Title to Collateral. The Borrowers have good and marketable title to all of the Collateral free and clear of all Liens, except Permitted Liens, as of the date of Closing and each subsequent Revolver Advance.

         3.2 Delivery of Instruments. The following shall have been delivered to Lender, each duly authorized and executed: (i) the Loan Documents; (ii) evidence of the insurance required by Section 5.9 below; (iii) certificates of incumbency for each Borrower; (iv) certificates of good standing for each Borrower from their respective states of incorporation and from any other states in which they are required to be qualified to do business; (v) certified copies of the certificates of incorporation and by-laws, and all amendments thereto, of each Borrower; (vi) certified copies of resolutions adopted by each Borrower authorizing the execution of the Loan Documents and the consummation of the transactions contemplated therein; (vii) certified copies of the Operating Agreements; (viii) the initial Borrowing Base Certificate dated as of the Closing Date; and (ix) such other instruments, documents, certificates, consents, waivers and opinions as Lender may request.

         3.3 Lender's Security Interests. All filings of Uniform Commercial Code Financing Statements and all other recordings and actions necessary to perfect and maintain the Security Interests as first, valid and perfected liens and security interests in the Collateral, subject only to the Permitted Liens, shall have been filed or taken and confirmation thereof received.

         3.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Loan Agreement and the other Loan Documents and all documents and instruments incident to such transactions shall be satisfactory to Lender, and Lender shall have received all such counterpart originals or certified or other copies as Lender reasonably may request.

         3.5 Representations and Warranties. The representations and warranties of the Borrowers set forth in this Loan Agreement and the other Loan Documents shall be true and correct in all material respects as of the date of Closing and as of the date each Revolver Advance is made.

         3.6 Performance; No Default. The Borrowers shall have performed and complied with all agreements and conditions contained in the Loan Documents to be performed by or complied with by them prior to Closing and no Default or Event of Default then exists.

         3.7 Material Adverse Effect. No Material Adverse Effect shall have occurred.

         3.8 Use of Assets. Lender shall be satisfied that the Borrowers are entitled to the use and quiet enjoyment of all assets necessary and desirable for the continued ownership and operation of their respective businesses at each location at which such businesses are presently conducted and are proposed to be conducted, including, without limitation, the use of equipment, Property, fixtures, licenses, permits, offices, inventory, warehouses and means of ingress and egress thereto, including any easements or rights-of-way necessary to reach any equipment or other items necessary for the operation of such businesses.

4. REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants to Lender only for itself and not as to the other Borrower as follows:

         4.1 MMI. MMI is a duly formed, publicly traded corporation validly existing and in good standing in the State of Delaware and in each jurisdiction in which the failure to be in good standing could have a Material Adverse Effect on MMI. MMI has full power and authority to execute and deliver the Loan Documents and to perform its obligations hereunder and thereunder. The certificate of incorporation and the by-laws of MMI, certified copies of which have been furnished to Lender, are in effect and are the true, correct and complete documents relating to MMI's creation and governance.

         4.2 HouTex. HouTex is a duly formed corporation validly existing and in good standing in the State of Texas and in each jurisdiction in which the failure to be in good standing could have a Material Adverse Effect on HouTex. HouTex has full power and authority to execute and deliver the Loan Documents and to perform its obligations hereunder and thereunder. MMI is the sole shareholder of HouTex. The certificate of incorporation and the by-laws of HouTex, certified copies of which have been furnished to Lender, are in effect and are the true, correct and complete documents relating to HouTex's creation and governance.

         4.3 Authority. No consent or approval of, or other action by, any shareholder, partner, Governmental Body or any other Person, which has not already been obtained, is required to be obtained by a Borrower to authorize, or is required to be obtained by such Borrower in connection with the execution, delivery and performance of, the Loan Documents, or is required as a condition to the validity or enforceability of the Security Interests or any of the Loan Documents.

         4.4 Necessary Assets. Each Borrower owns all of the assets necessary to operate and maintain the operations of its business as conducted on the date hereof.

         4.5 Binding Agreements. This Loan Agreement and the other Loan Documents, when executed and delivered, will constitute the valid and legally binding obligations of each Borrower, and enforceable against each Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by equitable principles.

         4.6 Business and Properties of the Borrowers.

                  4.6.1 Business Activity. Neither Borrower is engaging in any business or activities other than scrap metal recycling or the acquisition or sale of businesses related thereto. The property that the Borrowers shall own upon Closing and any licenses and permits issued to the Borrowers in connection with their respective businesses constitute all of the Property, licenses and permits which are necessary for the operation of such businesses as heretofore conducted and as proposed to be conducted after the Closing.

                  4.6.2 Operating Agreements. All Operating Agreements are in full force and effect and no event has occurred which could result in the cancellation or termination of any Operating Agreement, which cancellation or termination could have a Material Adverse Effect.

                  4.6.3 Business Sites. There is set forth in Exhibit A the locations of all inventory (other than inventory that is in transit to customers in the ordinary course of the Borrowers' businesses), equipment, goods and offices presently used in the operation of the businesses of the Borrowers. None of such locations shall be changed without the prior written consent of Lender, which consent shall not be unreasonably withheld.

                  4.6.4 Operation and Maintenance of Equipment. To the best of each Borrower's knowledge, the equipment owned or to be acquired on the Closing Date by HouTex is in good operating condition and repair and has been used, operated and maintained in substantial compliance with all applicable laws, rules and regulations.

         4.7 Title to Property; Liens. As of the Closing Date, HouTex shall have good and marketable title to the Collateral free and clear of all Liens, except Permitted Liens. The applicable Loan Documents create valid and perfected Liens in the Property described therein, subject only to Permitted Liens.

         4.8 Solvency. Neither Borrower (i) is bankrupt or insolvent, (ii) has made an assignment for the benefit of its creditors, (iii) has had a trustee or receiver appointed, (iv) has had any bankruptcy, reorganization or insolvency proceedings instituted by or against it, and (v) shall be rendered insolvent by its execution, delivery or performance of the Loan Documents or by the transactions contemplated thereunder. Notwithstanding the foregoing, Lender hereby acknowledges that (a) the Borrowers may have incurred or may hereafter incur seller debt in connection with the acquisition of the stock or assets of businesses related to the business of the Borrowers, (b) the Borrowers shall be unable to service such debt if they are unable to refinance the same prior to the maturity thereof, and
(c) the existence of such debt shall not be deemed a violation of the terms of this Section prior to the maturity thereof or a default with respect thereto.

         4.9 Financial Statements. The Borrowers have delivered to Lender the financial statements described on Exhibit C. To the best of each Borrower's knowledge, said financial statements contain no material misstatements, nor are the same based upon assumptions or facts known by such Borrower to be false or misleading.

         4.10 Litigation. There are no actions, suits, arbitration proceedings or claims pending or, to the best knowledge of each Borrower, threatened at law or in equity or before any Governmental Body which, if adversely determined, could have a Material Adverse Effect. There are no proceedings pending or, to the best knowledge of each Borrower, threatened which call into question the validity or enforceability of any of this Loan Agreement or the other Loan Documents or any of the transactions contemplated hereby or thereby.

         4.11 Conflicting Agreements. Neither Borrower is in default under any material agreement to which it is a party or by which such Borrower or any of its Property is bound. No provision of any mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree or order binding on either Borrower or affecting the business or Property of either Borrower conflicts with or in any way would prevent the execution, delivery or performance of the terms of any of the Loan Documents. The execution, delivery and carrying out of the terms of the Loan Documents shall not constitute a default under any such mortgage, indenture, contract or agreement, or result in the creation or imposition of or obligation to create any Lien upon the Property of either Borrower pursuant to the terms thereof.

         4.12 Taxes of Borrowers. Any charges, accruals and reserves on the books of each Borrower with respect to all federal, state, local and other taxes are considered by the management of such Borrower to be adequate, and neither Borrower has knowledge of any unpaid assessment which is or might be due and payable against such Borrower, or its business or Property, except such assessments as are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves have been set aside in accordance with GAAP.

         4.13 Compliance with Applicable Laws. Neither Borrower is in default in respect of any judgment, order, writ, injunction, decree or decision of any Governmental Body. Each Borrower is in compliance in all material respects with all applicable statutes and regulations of all Governmental Bodies.

         4.14 Patents, Trademarks, Franchises, Agreements. Each Borrower owns or possesses as of the Closing Date all patents, trademarks, service marks, trade names, copyrights, franchises, permits and licenses, and rights with respect thereto, necessary for the conduct of its business as now conducted and as proposed to be conducted, without any known conflict with the rights of others and, in each case, free of any Lien other than the Permitted Liens.

         4.15 Environmental Matters. To the best knowledge of each Borrower, except as otherwise disclosed on Exhibit D no portion of such Borrower's Property has been used as a land fill, and there are not any known Hazardous Materials generated, manufactured, released, stored, buried or deposited over, beneath, in or on (or used in the construction and/or renovation of) such Property, except in compliance with all applicable laws.

         4.16 Application of Certain Laws and Regulations.

                  4.16.1 Investment Company Act. Neither Borrower is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                  4.16.2 Holding Company Act. Neither Borrower is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                  4.16.3 Regulations as to Borrowing. Neither Borrower is subject to any statute or regulation which regulates the incurrence of any Indebtedness for Borrowed Money including, without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

         4.17 Margin Regulations. None of the transactions contemplated by this Loan Agreement or any of the other Loan Documents, including the use of proceeds of the Loan, will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X, and neither Borrower owns or intends to carry or purchase any "margin security" within the meaning of such Regulations U or G.

         4.18 No Misrepresentation. No representation or warranty contained herein and no certificate, information or report furnished or to be furnished by either Borrower or any Individual Guarantor in connection with any of the Loan Documents or any of the transactions contemplated hereby or thereby contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements contained herein or therein not misleading in the light of the circumstances under which such statements were made.

         4.19 Burdensome Obligations. After giving effect to the transactions contemplated by the Loan Documents, neither Borrower shall be a party to or be bound by any franchise, agreement, deed, lease or other instrument, which is so unusual or burdensome, so as to cause, in the foreseeable future, a material and adverse effect upon, or impair the financial condition, operations, business, prospects or Property of such Borrower. Neither Borrower presently anticipates that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome so as to have a Material Adverse Effect on such Borrower. Notwithstanding the foregoing, Lender hereby acknowledges that (a) the Borrowers may have incurred or may hereafter incur seller debt in connection with the acquisition of the stock or assets of businesses related to the business of the Borrowers, (b) the Borrowers shall be unable to service such debt if they are unable to refinance the same prior to the maturity thereof, and (c) the existence of such debt shall not be deemed a violation of the terms of this Section prior to the maturity thereof or a default with respect thereto.

         4.20 Employee Benefit Plans. Any Plan of a Borrower is in material compliance with the applicable provisions of ERISA and the Code, and all reports required to be filed by ERISA and the Code in respect of each such Plan have been filed. Each Borrower has met all requirements imposed by ERISA and the Code in respect of the funding of all Plans. No Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code ever has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or Section 412(a) of the Code (whether or not waived). There has been no non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA) with respect to any Plan. Since the effective date of ERISA, there have not been, and there do not now exist, any events or conditions which would permit any Plan to be terminated under circumstances which would cause the Lien provided under Section 4068 of ERISA to attach to the Property of a Borrower. Since the effective date of ERISA, no "reportable event", as defined in Title IV of ERISA, which may constitute grounds for the termination of any Plan under Title IV of ERISA, has occurred and no Plan has been terminated in whole or in part. No liability to the PBGC (other than required premiums, all of which have been paid to the extent that they were due and payable) or to any Plan has been or is expected to be incurred by a Borrower. As of the Closing Date, the present value of all accrued benefits under each Plan, calculated on the basis of the actuarial assumptions specified in the most recent actuarial valuation for such Plan, will not exceed the fair market value of the assets of such Plan allocable to such benefits.

         4.21 Employee Matters. As of the date hereof, the employees of the Borrowers are not subject to any collective bargaining agreement, and there are no strikes, work stoppages or controversies pending, or to the best knowledge of the Borrowers, threatened against either Borrower by any of its employees.

         4.22 Eligible Inventory. With respect to Eligible Inventory referred to in any Borrowing Base Certificate, the completion and sale or other disposition of such Inventory by a Person other than HouTex would not require the consent of any Person or constitute a breach of any contract to which HouTex is a party or to which the Inventory is subject.

         4.23 Eligible Accounts. With respect to Eligible Accounts referred to in any Borrowing Base Certificate, as of the date of such Borrowing Base
Certificate: (a) the Eligible Accounts are genuine, are in all respects what they purport to be, and are not evidenced by a judgment; (b) the Eligible Accounts represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the documents delivered to Lender with respect thereto; (c) the amounts reflected on the applicable Borrowing Base Certificate and on HouTex's books and records and all invoices and statements which may be delivered to Lender with respect thereto are owing solely to HouTex and are not in any way contingent (except with respect to Accounts in connection with which account debtors are entitled to return Inventory solely on the basis of the quality of such Inventory); (d) no payments have been made in respect of such Eligible Accounts or the portion thereof reflected in such Borrowing Base Certificate; (e) there are no setoffs, counterclaims or disputes asserted or, to the best of HouTex's knowledge, existing with respect thereto and HouTex has not made any agreement with any account debtor for any deduction therefrom except a discount or allowance allowed by HouTex in the ordinary course of its business for prompt payment which has been reflected by a corresponding reduction in the amount of the Eligible Accounts; (f) to the best of HouTex's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder as shown on the respective Borrowing Base Certificate, HouTex's books and records and all invoices and statements delivered to Lender with respect thereto; (g) to the best of HouTex's knowledge without inquiry, all account debtors with respect to the Eligible Accounts have the capacity to contract and are solvent; and (h) to the best of HouTex's knowledge without inquiry, there are no proceedings or actions which are threatened or pending against any account debtor with respect to the Eligible Accounts which could reasonably be expected to result in any material adverse change in such account debtor's financial condition.

         4.24 Bailment Relationships. Exhibit A lists all locations at which HouTex stores Inventory pursuant to agreements with warehousemen, consignees or other bailees. All such agreements are in full force and effect and, to HouTex's knowledge, no claim has been made or default asserted against HouTex thereunder. HouTex has paid all storage costs and other charges which are due and payable by it under its agreements with all warehousemen, consignees and other bailees.

         4.25 Owned and Leased Property. HouTex owns no real property. The only real property leased by HouTex is described on Exhibit A attached hereto. HouTex has not leased or subleased any of its Property to any other Person.

5. AFFIRMATIVE COVENANTS. Until all of Borrowers' Obligations are paid and performed in full, each Borrower covenants to Lender only for itself and not as to the other Borrower as follows:

         5.1 Legal Existence; Good Standing. Each Borrower shall maintain its existence and shall remain in good standing (or shall have such good standing reinstated within 15 days after the loss thereof) in its jurisdiction of incorporation and maintain its qualification in all other jurisdictions in which the failure to do so could have a Material Adverse Effect on such Borrower.

         5.2 Inspection of Books and Records. Each Borrower shall permit representatives of Lender to visit its offices to examine its books and records and Accountants' reports relating thereto, and to make copies or extracts therefrom, and to discuss its business and affairs with its employees, all at reasonable times during normal business hours, upon reasonable prior notice.

         5.3 Inspection of Collateral. Lender (by any of its officers, employees and/or agents) shall have the right, during normal business hours and upon reasonable notice to the Borrowers prior to the occurrence of an Event of Default (and after the occurrence of an Event of Default, at any time or times) to inspect the Collateral and all related records (and the premises upon which it is located) and to verify the amount and condition of or any other matter relating to the Collateral. All reasonable costs, fees and expenses incurred by Lender in connection with all such field examinations shall constitute part of Borrowers' Obligations, payable by the Borrowers to Lender on demand.

         5.4 Financial Statements and Other Information. Each Borrower will maintain a system of accounting in accordance with GAAP and furnish to Lender:

                  5.4.1 Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year, each Borrower shall furnish to Lender a copy of its (a) balance sheet as of the end of such year, and (b) statements of income and cash flow for such year, setting forth in each case in comparative form the corresponding figures for the preceding year, all in reasonable detail, and in each case audited by the Accountants. Such annual statements shall be accompanied by a report of the Accountants which states that in preparing the financial statements of such Borrower, nothing came to the attention of the Accountants that caused them to believe that such Borrower was not in compliance with the terms, covenants, provisions, or conditions of any of the Loan Documents or that there shall have occurred a condition or event that constitutes an Event of Default (or, if applicable, specifying in such certificate the nature and status of any instances of non-compliance or Events of Default), and which is otherwise in a form reasonably satisfactory to Lender.

                  5.4.2 Monthly Statements. As soon as available and in any event within 15 days after the end of each month, each Borrower shall furnish to Lender a copy of its (a) unaudited balance sheet as of the end of such month, and (b) unaudited statements of income and cash flow for such month and for the period from the beginning of the then current fiscal year to the end of such month, all in reasonable detail and containing such information as Lender may require and certified by the chief financial officer of such Borrower.

                  5.4.3 Notice of Defaults; Loss. Immediate written notice of the following: (i) any Indebtedness of either Borrower is declared or becomes due and payable prior to its declared or stated maturity, or called and not paid when due, (ii) the holder of any note, or other evidence of Indebtedness, certificate or security evidencing any such Indebtedness of either Borrower has the right to declare such Indebtedness due and payable prior to its stated maturity, (iii) there shall occur and be continuing a Default or Event of Default, and such notice shall be accompanied by a statement of the president of each Borrower setting forth what action the Borrowers propose to take in respect thereof, or (iv) any event within either

         Borrower's control that causes a material loss or depreciation in the value of assets of such Borrower or otherwise results in a Material Adverse Effect.

                  5.4.4 Notice of Suits, Adverse Events. Immediate written notice of the following: (i) the issuance of any citation, summons, subpoena, order to show cause or other order naming either Borrower a party to any proceeding before any Governmental Body that may have a Material Adverse Effect, together with a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any material license, permit, franchise, agreement or other authorization issued to either Borrower by any Governmental Body or any other Person, (iii) any refusal by any Governmental Body or any other Person to renew or extend any such material license, permit, franchise, agreement or other authorization, and (iv) any dispute between either Borrower and any Governmental Body or any other Person, which dispute could have a Material Adverse Effect.

                  5.4.5 Reports to Security Holders, Creditors and Governmental Bodies. Promptly upon becoming available, copies of any periodic or special reports filed by either Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of such Borrower, or if copies thereof are requested by Lender, and copies of any material notices and other communications from any Governmental Body or Person which specifically relate to such Borrower.

                  5.4.6 Other Information.

                           (i) Prompt notice of (A) any change in the officers
                  of either Borrower, (B) any change of location of any material item of Property of either Borrower, (C) any change in the name of either Borrower, (D) any sale or purchase of Property outside the regular course of business of either Borrower, and
                  (E) any material adverse change in the business or financial affairs of either Borrower.

                           (ii) Promptly upon request therefor, such other
                  information and reports relating to the past, present or future financial condition, operations, plans and projections of the Borrowers as Lender reasonably may request from time to time.

         5.5 Reports to Governmental Bodies and Other Persons. Each Borrower shall file, all on a timely basis, all reports, applications, documents, instruments and information required to be filed pursuant to all rules, regulations or requests of any Governmental Body or other Persons having jurisdiction over the operation of such Borrower, including, but not limited to, such of the Loan Documents as may be required to be filed with any such Governmental Body or other Persons pursuant to applicable rules and regulations promulgated thereby.

         5.6 Borrowing Base Certificate; Accounts Aging Report. As soon as available and in any event on or before 5:00 p.m. on Tuesday of each week, HouTex shall deliver to Lender the Borrowing Base Certificate stating the amount of the Borrowing Base as of such last day of the preceding week. As soon as available and in any event within 15 days after the end of each month,

HouTex shall deliver to Lender the following, all of which are to be in form and substance satisfactory to Lender and certified by the chief financial officer of
HouTex: (i) an aging report for all Accounts and all accounts payable of HouTex, describing the aging status of such Accounts and accounts payable as of the last day of such month, and (ii) a listing of all Inventory of HouTex as of the last day of such month.

         5.7 Shareholders. MMI at all times shall remain the sole shareholder of HouTex.

         5.8 Maintenance of Licenses, Franchises, Agreements. Each Borrower shall maintain in full force at all times and in a timely manner shall apply for renewal of all licenses, approvals, permits, franchises and agreements necessary for the continuation of the operation of its business, and give Lender not less than thirty days prior written notice of the proposed amendment of any of such licenses, permits, agreements or franchises; provided, however, that if the cancellation, suspension or termination of any such licenses, permits, agreements or franchises was not intentionally caused by such Borrower, then such Borrower shall have fifteen days after obtaining knowledge of such cancellation, suspension or termination to cause the same to be reinstated or reissued.

         5.9 Insurance. Each Borrower shall obtain and maintain such insurance as is reasonably required by Lender, which insurance must be written by insurers and in amounts and form specified in the other Loan Documents, or if not specified as aforesaid, then in amounts and form reasonably satisfactory to Lender.

         5.10 Future Leases. Concurrently with the execution by HouTex as lessee under any site lease subsequent to the date hereof, HouTex shall deliver to Lender (i) notice of the execution of such lease, together with an executed copy thereof, (ii) if requested by Lender, a collateral assignment of such lease in favor of Lender in a form acceptable to Lender, and (iii) a consent and estoppel letter from the lessor under such lease, in form and content reasonably satisfactory to Lender.

         5.11 Environmental Matters. If either Borrower receives (i) any notice of any violation or administrative or judicial complaint or order having been filed or about to be filed against such Borrower or any of such Borrower's Property alleging violations of any law, ordinance or regulation requiring such Borrower to take any action in connection with the release or clean-up of any Hazardous Materials, or (ii) any notice from any Governmental Body or any other Person alleging that such Borrower is or may be liable for costs associated with a release or clean-up of any Hazardous Materials or any damages resulting from such release, such Borrower shall provide Lender with a copy of such notice. Such Borrower, at its sole cost and expense, shall comply in all respects with the foregoing notices and, in all events, at its sole cost and expense, shall satisfy the requirements of and at all times hereafter shall maintain such Borrower's Property in compliance with all federal, state and local environmental protection, occupational, health, safety and similar laws, ordinances, restrictions, licenses, and regulations, including, without limitation, CERCLA, the Federal Water Pollution Control Act (33 U.S.C. Sec. 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sec. 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. Sec. 300f et seq.), the Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.), the Clean Air Act (42 U.S.C. Sec. 7401 et seq.) and other comparable state or local laws, rules and/or regulations.

6. NEGATIVE COVENANTS. Until all of Borrowers' Obligations are paid and performed in full, each Borrower covenants to Lender only for itself and not as to the other Borrower as follows:

         6.1 Liens. HouTex shall not create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, except Permitted Liens.

         6.2 Distributions. HouTex shall not make dividends or other distributions to MMI of any revenue or other amounts received by or on behalf of HouTex from the operation or ownership of its business or otherwise if a HouTex Event of Default or event or circumstance that with the passage of time, the giving of notice or both would constitute a HouTex Event of Default then exists.

         6.3 Amendments of Agreements. Neither Borrower shall consent to any amendment to any agreements, franchises, licenses or permits which are required in order to conduct the businesses of such Borrower if such amendment could have a Material Adverse Effect on such Borrower.

         6.4 Fundamental Business Changes. Neither Borrower shall engage in any business other than the business in which such Borrower is engaged as of the date hereof or otherwise materially change the nature of such business.

         6.5 Sale or Transfer of Assets. HouTex shall not sell, lease, assign, transfer or otherwise dispose of any Property outside the ordinary course of business, except dispositions of non-material Property or the disposition of any obsolete or unusable items or equipment which promptly are replaced with new items or equipment of like function and comparable value.

         6.6 Payments on Certain Indebtedness. HouTex shall not make any voluntary or optional prepayment of any Indebtedness for Borrowed Money, other than the Revolver.

         6.7 Amendment of Corporate Documents. Neither Borrower shall amend, modify or waive any term or provision of such Borrower's certificate of incorporation or by-laws in a manner that could have a Material Adverse Effect.

         6.8 Compliance with ERISA. Neither Borrower shall (i) terminate any Plan which would result in any material liability of such Borrower to the PBGC,
(ii) permit the occurrence of any "reportable event" (as defined in Title IV of ERISA), or any other event or condition, which presents a risk of such a termination by the PBGC of any Plan, or (iii) withdraw or effect a partial withdrawal from any Plan, if such withdrawal would result in such withdrawing employer incurring any withdrawal liability in excess of $25,000.

7.       DEFAULT AND REMEDIES.

         7.1 Events of Default. The occurrence of any of the following shall constitute an "MMI Event of Default" under the Loan Documents:

                  7.1.1 Default in Payment. If MMI shall fail to pay all or any portion of its obligations under any of the Loan Documents on or before the date on which the same become due and payable.

                  7.1.2 Breach of Covenants.

                           (a) If MMI shall fail to observe or perform any
                  covenant or agreement of MMI contained in Sections 5.1, 5.2, 5.3, 5.6, 5.7, 5.8, 5.9 or 5.11 or in Section 6 above;

                           (b) If MMI shall fail to observe or perform any
                  covenant or agreement made by MMI in Section 5.4.1 or 5.4.2, and such failure shall continue for a period of thirty days after written notice of such failure is given by Lender.

                           (c) If MMI shall fail to observe or perform any
                  covenant or agreement (other than those referred to in subparagraphs (a) and (b) above) made by MMI in any of the Loan Documents; provided, however, that if such failure by its nature can be cured, then MMI shall have a period of thirty days after written notice from Lender of such failure to cure the same and an MMI Event of Default shall not be deemed to exist during such period, provided further that if MMI commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, such period shall be extended for thirty additional days, but in no event shall such period be longer than sixty days in the aggregate.

                  7.1.3 Breach of Representation. Any representation or warranty made by MMI in or pursuant to any of the Loan Documents or in any instrument or document furnished in compliance with the Loan Documents shall prove to be false or misleading in any material respect on the date as of which such representation or warranty is made.

                  7.1.4 Acceleration of any Indebtedness. If (i) MMI at any time shall be in default (as principal or guarantor or other surety) in the payment of any principal of or premium or interest on any Indebtedness for Borrowed Money (other than Borrowers' Obligations), beyond the grace period, if any, applicable thereto (including, without limitation, Indebtedness for Borrowed Money owing by MMI to the seller of any stock or assets of or other interest in a business acquired by
         MMI), and the aggregate amount of such payments then in default beyond such grace period shall exceed $100,000, or (ii) if MMI at any time shall be in default in respect of any issue of Indebtedness for Borrowed Money (other than

         Borrowers' Obligations) outstanding in a principal amount of at least $100,000, or in respect of any agreement or instrument relating to any such issue of Indebtedness for Borrowed Money, and such default shall continue beyond the grace period, if any, applicable thereto (including, without limitation, Indebtedness for Borrowed Money owing by MMI to the seller of any stock or assets of or other interest in a business acquired by MMI).

                  7.1.5 Bankruptcy.

                           (a) If MMI or any Individual Guarantor shall (i)
                  generally not be paying debts as they become due, (ii) file, or consent, by answer or otherwise, to the filing against MMI or Individual Guarantor, of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or insolvency under the laws of any jurisdiction,
                  (iii) make an assignment for the benefit of creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for, or for any substantial part of the Property owned by MMI or Individual Guarantor, (v) be adjudicated insolvent, or (vi) take action for the purpose of any of the foregoing.

                           (b) If any Governmental Body of competent
                  jurisdiction shall enter an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to MMI or Individual Guarantor without MMI's or such Individual Guarantor's consent, or with respect to any substantial part of the Property belonging to MMI or such Individual Guarantor, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of MMI or an Individual Guarantor, or if any petition for any such relief shall be filed against MMI or an Individual Guarantor and such petition shall not be dismissed within sixty days.

                  7.1.6 Judgments. If there shall exist final judgments against MMI which shall have been outstanding for any period of thirty days or more from the date of the entry thereof and shall not have been discharged in full or stayed pending appeal and if the aggregate amount thereof exceeds $100,000.

                  7.1.7 Impairment of Operating Agreements. If any Operating Agreement which is necessary to the operation of the business of MMI shall be revoked or terminated and not replaced by a substitute satisfactory to Lender within thirty days after the date of such revocation or termination.

         7.2 Events of Default. The occurrence of any of the following shall constitute a "HouTex Event of Default" under the Loan Documents:

                  7.2.1 Default in Payment. If HouTex shall fail to pay all or any portion of its obligations under any of the Loan Documents on or before the date on which the same become due and payable.

                  7.2.2 Breach of Covenants.

                           (a) If HouTex shall fail to observe or perform any
                  covenant or agreement of HouTex contained in Sections 5.1, 5.2, 5.3, 5.6, 5.8, 5.9 or 5.11 or in Section 6 above;

                           (b) If HouTex shall fail to observe or perform any
                  covenant or agreement made by HouTex in Section 5.4.1 or 5.4.2, and such failure shall continue for a period of thirty days after written notice of such failure is given by Lender.

                           (c) If HouTex shall fail to observe or perform any
                  covenant or agreement (other than those referred to in subparagraphs (a) and (b) above and that contained in Section 5.7) made by HouTex in any of the Loan Documents; provided, however, that if such failure by its nature can be cured, then so long as the continued operation and safety of the Collateral and the priority, validity and enforceability of the Security Interests and the value of the Collateral are not impaired, threatened or jeopardized, then HouTex shall have a period of thirty days after written notice from Lender of such failure to cure the same and a HouTex Event of Default shall not be deemed to exist during such period, provided further that if HouTex commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, such period shall be extended for thirty additional days, but in no event shall such period be longer than sixty days in the aggregate.

                  7.2.3 Breach of Representation. Any representation or warranty made by HouTex in or pursuant to any of the Loan Documents or in any instrument or document furnished in compliance with the Loan Documents shall prove to be false or misleading in any material respect on the date as of which such representation or warranty is made.

                  7.2.4 Acceleration of any Indebtedness. If (i) HouTex at any time shall be in default (as principal or guarantor or other surety) in the payment of any principal of or premium or interest on any Indebtedness for Borrowed Money (other than Borrowers' Obligations), beyond the grace period, if any, applicable thereto (including, without limitation, Indebtedness for Borrowed Money owing by HouTex to the seller of any stock or assets of or other interest in a business acquired by HouTex), and the aggregate amount of such payments then in default beyond such grace period shall exceed $100,000, or (ii) if HouTex at any time shall be in default in respect of any issue of Indebtedness for Borrowed Money (other than Borrowers' Obligations) outstanding in a principal amount of at least $100,000, or in respect of any agreement or instrument relating to any such issue of Indebtedness for Borrowed Money, and such default shall continue beyond the grace period, if any, applicable thereto (including, without limitation, Indebtedness for Borrowed Money owing by HouTex to the seller of any stock or assets of or other interest in a business acquired by HouTex).

                  7.2.5 Bankruptcy.

                           (a) If HouTex or any Individual Guarantor shall (i)
                  generally not be paying debts as they become due, (ii) file, or consent, by answer or otherwise, to the filing against HouTex or such Individual Guarantor, of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or insolvency under the laws of any jurisdiction,
                  (iii) make an assignment for the benefit of creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for, or for any substantial part of the Property owned by HouTex or such Individual Guarantor, (v) be adjudicated insolvent, or (vi) take action for the purpose of any of the foregoing.

                           (b) If any Governmental Body of competent
                  jurisdiction shall enter an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to HouTex or an Individual Guarantor without HouTex's or such Individual Guarantor's consent, or with respect to any substantial part of the Property belonging to HouTex or such Individual Guarantor, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of HouTex or an Individual Guarantor, or if any petition for any such relief shall be filed against HouTex or an Individual Guarantor and such petition shall not be dismissed within sixty days.

                  7.2.6 Judgments. If there shall exist final judgments against HouTex which shall have been outstanding for any period of thirty days or more from the date of the entry thereof and shall not have been discharged in full or stayed pending appeal and if the aggregate amount thereof exceeds $100,000.

                  7.2.7 Impairment of Operating Agreements. If any Operating Agreement which is necessary to the operation of the business of HouTex shall be revoked or terminated and not replaced by a substitute satisfactory to Lender within thirty days after the date of such revocation or termination.

         7.3 Acceleration of Borrowers' Obligations Owing by MMI. Upon the occurrence of:

                           (a) any MMI Event of Default described in clauses
                  (ii), (iii), (iv) and (v) of Section 7.1.5(a) or Section 7.1.5(b), all of the outstanding Borrowers' Obligations that are then owing by MMI automatically shall mature and become due and payable, or

                           (b) any other MMI Event of Default, Lender, at any
                  time, (unless such MMI Event of Default shall have been waived by Lender) at its option, may declare all of the outstanding Borrowers' Obligations that are then owing by MMI to be due and payable, whereupon such Borrowers' Obligations immediately shall mature and become due and payable, all without presentment, demand, protest, or notice, all of which hereby are waived.

         7.4 Acceleration of Borrowers' Obligations Owing by HouTex. Upon the occurrence of:

                           (a) any HouTex Event of Default described in clauses
                  (ii), (iii), (iv) and (v) of Section 7.2.5(a) or Section 7.2.5(b), all of the outstanding Borrowers' Obligations that are then owing by HouTex automatically shall mature and become due and payable and HouTex's right to request additional Revolver Advances shall immediately terminate, or

                           (b) any other HouTex Event of Default, Lender, at any
                  time, (unless such HouTex Event of Default shall have been waived by Lender) at its option, may declare all of the outstanding Borrowers' Obligations that are then owing by HouTex to be due and payable, whereupon such Borrowers' Obligations immediately shall mature and become due and payable and HouTex's right to request additional Revolver Advances shall immediately terminate, all without presentment, demand, protest, or notice, all of which hereby are waived.

         7.5 Remedies on Default. If any of Borrowers' Obligations have been accelerated pursuant to Sections 7.3 or 7.4, Lender, at its option, may enforce its rights and remedies under the Loan Documents in accordance with their respective terms and enforce any of the rights or remedies granted to Lender under any other Loan Document and any other rights or remedies accorded to Lender at equity or law, by virtue of statute or otherwise.

         7.6 Application of Funds to MMI Obligations. Any funds received by Lender from MMI or from the Individual Guarantors pursuant to the exercise of any rights accorded to Lender under the MMI Guaranty shall be applied by Lender in the following order of priority:

                  7.6.1 Expenses. First, to the payment of all fees and expenses, including, without limitation, reasonable attorneys' fees, court costs and all other costs incurred by the Lender in exercising any rights against MMI or the Individual Guarantors accorded to the Lender pursuant to the Loan Documents or by applicable law;

                  7.6.2 Borrowers' Obligations. Next to the payment of Borrowers' Obligations owing by MMI in such order as Lender may determine; and

                  7.6.3 Surplus. Any surplus, to the Person or Persons entitled thereto.

         7.7 Application of Funds to HouTex Obligations. Any funds received by Lender from HouTex or from the Individual Guarantors of MMI pursuant to the exercise of any rights accorded to Lender under the HouTex Guaranty, including, without limitation, insurance proceeds, condemnation proceeds or proceeds from the sale of Collateral, shall be applied by Lender in the following order of priority:

                  7.7.1 Expenses. First, to the payment of (i) all fees and expenses, including, without limitation, reasonable attorneys' fees, court costs, fees of appraisers, title charges, costs of maintaining and preserving the Collateral, costs of sale, and all other costs incurred by the Lender in exercising any rights against HouTex or the Individual Guarantors accorded to the Lender pursuant to the Loan Documents or by applicable law and (ii) all Liens superior to the Liens of Lender, except such superior Liens subject to which any sale of the Collateral may have been made;

                  7.7.2 Borrowers' Obligations. Next to the payment of Borrowers' Obligations owing by HouTex in such order as Lender may determine; and

                  7.7.3 Surplus. Any surplus, to the Person or Persons entitled thereto.

8. CLOSING. The initial closing of the Loans (the "Closing") shall be on the date hereof (the "Closing Date"), and the Closing shall take place on such date provided all conditions for the Closing as set forth in this Loan Agreement have been satisfied. The Closing shall occur at such place and at such time as the parties hereto shall agree.

9.       EXPENSES AND INDEMNITY.

         9.1 Attorneys' Fees and Other Fees and Expenses. Each Borrower agrees to pay to Lender on demand all fees paid and expenses incurred by Lender in connection with the transactions contemplated hereby and in connection with any amendments, modifications or waivers (whether or not the same become effective) under or in respect of any of the Loan Documents, including, without limitation:

                  9.1.1 Fees and Expenses for Preparation of Loan Documents. All reasonable fees, expenses and disbursements (including without limitation, charges for required lien searches, reproduction of documents, long distance telephone calls and overnight express carriers) of counsel retained by Lender in connection with the preparation and negotiation of any of the Loan Documents or any amendments, modifications or waivers hereto or thereto (whether or not the same become effective).

                  9.1.2 Fees and Expenses in Enforcement of Rights or Defense of Loan Documents. Any reasonable attorneys' fees and expenses or other costs or expenses incurred by Lender in connection with the enforcement or collection against the Borrowers or the Individual Guarantors of any provision of any of the Loan Documents, and in connection with or arising out of any litigation, investigation or proceeding instituted by any Governmental Body or any other Person with respect to any of the Loan Documents, whether or not suit is instituted, including, but not limited to, such costs or expenses arising from the enforcement or collection against the Borrowers and the Individual Guarantors of any provision of any of the Loan Documents in any state or federal bankruptcy or reorganization proceeding; provided, however, that MMI shall not be liable for any of the costs or expenses incurred by Lender in connection with the enforcement or collection of HouTex's obligations under any of the

         Loan Documents and HouTex shall not be liable for any of the costs or expenses incurred by Lender in connection with the enforcement or collection of MMI's obligations under any of the Loan Documents.

         9.2 Indemnity. Each Borrower hereby agrees to indemnify and save Lender harmless from the following:

                  9.2.1 Brokerage Fees. The fees, if any, of brokers and finders incurred by either Borrower.

                  9.2.2 Securities Violations. Any loss, cost, liability, damage or expense (including reasonable attorneys' fees and expenses) incurred by Lender in investigating, preparing for, defending against, or providing evidence, producing documents or taking other action in respect of any commenced or threatened litigation, administrative proceeding, including, without limitation, any suit instituted by any creditors of the Borrowers or investigation under any statutes, rules or regulations pertaining to any federal securities law, the United States Bankruptcy Code, any relevant state corporate statute or any other securities law, bankruptcy law or law affecting mergers generally of any jurisdiction, or any regulation pertaining to any of the foregoing, or at common law or otherwise, relating, directly or indirectly, to the transactions contemplated by the Loan Documents; provided, however, that nothing herein is intended to require the Borrowers to indemnify Lender for any losses, costs, liability, damages or expenses incurred as a direct result of the gross negligence or willful misconduct of Lender or its employees or agents.

                  9.2.3 Operation of Collateral; Joint Venturers. Any loss, cost, liability, damage or expense (including reasonable attorneys' fees and expenses) incurred in connection with the ownership, operation or maintenance of the Collateral, the construction of Lender and the Borrowers as having the relationship of joint venturers or partners or the determination that Lender or the Borrowers have acted as agent for the other.

10.      MISCELLANEOUS.

         10.1 Notices. Except as expressly provided to the contrary, any notices, communications and waivers under this Loan Agreement and the other Loan Documents shall be in writing and shall be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) sent by overnight express courier, addressed in each case as follows:


         To Lender:               LaSalle National Bank
                                  135 South LaSalle Street
                                  Chicago, Illinois 60603
                                  Attn:  Mr. James Tucker

         With copy to:            Schwartz, Cooper, Greenberger & Krauss
                                  180 North LaSalle Street, Suite 2700
                                  Chicago, Illinois  60601
                                  Attn: Martin Behn, Esq.

         To MMI:                  Metal Management, Inc.
                                  500 North Dearborn Street, Suite 405
                                  Chicago, Illinois  60610
                                  Attn: President

         With copy to:            Shefsky & Froelich Ltd.
                                  444 North Michigan Avenue
                                  Chicago, Illinois  60611
                                  Attn: Erhard R. Chorle

         To HouTex:               HouTex Metals Company, Inc.
                                  21 Japhet Street
                                  Houston, Texas 77020
                                  Attn: Mr. Michael Melnik

         With copies to:          Metal Management, Inc.
                                  500 North Dearborn Street, Suite 405
                                  Chicago, Illinois  60610
                                  Attn: President

                                  Chamberlin, Hrdlicka, White, Williams & Martin 1200 Smith Street, Suite 1400
                                  Houston, Texas 77002
                                  Attn: Larry Pennoni, Esq.

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this Section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express courier, then on the next federal banking day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third federal banking day following the day sent or when actually received.

         10.2 Survival of Loan Agreement. All covenants, agreements, representations and warranties made in this Loan Agreement and in the certificates delivered pursuant hereto shall survive the initial disbursement of the Loans and the execution and delivery to Lender of the Notes and of all other Loan Documents and shall continue in full force and effect so long as any of Borrowers' Obligations remain outstanding, unperformed or unpaid.

         10.3 Further Assurance. From time to time, the Borrowers shall execute and deliver to Lender such additional documents as Lender may require to carry out the purposes of this Loan Agreement and the other Loan Documents and to protect Lender's rights hereunder and thereunder.

         10.4 Taxes and Fees. Should any tax (other than taxes based upon the net income of Lender), recording or filing fees become payable in respect of any of the Loan Documents, or any amendment, modification or supplement thereto, the Borrowers agree to pay the same to Lender on demand, together with any interest or penalties thereon, and agree to hold Lender harmless with respect thereto.

         10.5 Severability. If any provision of this Loan Agreement is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, the Borrowers and Lender shall negotiate an equitable adjustment in the provisions hereof in order to effect, to the maximum extent permitted by law, the purpose of this provision and the validity and enforceability of the remaining provisions, and this Loan Agreement shall otherwise remain in full force and effect.

         10.6 Waiver. No delay on the part of Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude other or further exercise thereof, or be deemed to establish a custom or course of dealing or performance between the parties hereto, or preclude the exercise of any other right, power or privilege.

         10.7 Modification of Loan Documents. No modification or waiver of any provision of any of the Loan Documents shall be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrowers in any case shall entitle them to any other or further notice or demand in the same, similar or other circumstances.

         10.8 Captions. The headings in this Loan Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

         10.9 Sale of Interest. Neither Borrower may sell, assign or transfer this Loan Agreement or any portion thereof, including, without limitation, such Borrower's right, title, interest, remedies, powers, and/or duties hereunder or thereunder. Each Borrower hereby consents to Lender's sale, assignment, transfer or other disposition of its interest in this Loan Agreement and the other Loan Documents at any time or times. Each Borrower acknowledges and agrees that any and all such assignees may be provided with information concerning such Borrower, its operations, business and financial condition and this Loan Agreement which have been or would be provided to Lender.

         10.10 Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         10.11 Remedies Cumulative. All rights and remedies of Lender pursuant to this Loan Agreement, any other Loan Documents or otherwise, shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. One or more successive actions may be brought against the Borrowers as often as Lender deems advisable, until all of Borrowers' Obligations are paid and performed in full.

         10.12 Entire Agreement. This Loan Agreement and the other Loan Documents executed prior or pursuant hereto constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby or thereby and supersede any prior agreements, whether written or oral, relating to the subject matter hereof.

         10.13 APPLICABLE LAW. THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS AND DECISIONS OF THE STATE OF ILLINOIS, UNLESS OTHERWISE PROVIDED THEREIN.

         10.14 JURISDICTION AND VENUE. EACH BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY SUCH BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THE LOAN DOCUMENTS SHALL BE LITIGATED IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS OR, IF LENDER INITIATES SUCH ACTION, ANY COURT IN WHICH LENDER SHALL INITIATE SUCH ACTION, TO THE EXTENT SUCH COURT HAS JURISDICTION. EACH BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY LENDER IN ANY OF SUCH COURTS, AND HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS TO WHICH NOTICES ARE TO BE SENT PURSUANT TO SECTION 10.1. EACH BORROWER WAIVES ANY CLAIM THAT CHICAGO, ILLINOIS OR THE NORTHERN DISTRICT OF ILLINOIS IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD A BORROWER, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, SUCH BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY LENDER AGAINST SUCH BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR BORROWERS SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT, BY LENDER, OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING, BY LENDER, OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION.

         10.15 WAIVER OF RIGHT TO JURY TRIAL. LENDER AND THE BORROWERS ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER

ANY OF THE LOAN DOCUMENTS OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED THEREBY WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES AND THEREFORE, THE PARTIES AGREE THAT ANY COURT PROCEEDING ARISING OUT OF ANY SUCH CONTROVERSY WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

         This Loan Agreement has been executed and delivered by each of the parties hereto by a duly authorized officer of each such party on the date first set forth above.


METAL MANAGEMENT, INC., a
Delaware corporation


By: /s/ Gerard M. Jacobs
    -------------------------------
Title: President
       ----------------------------

HOUTEX METALS COMPANY, INC., a
Texas corporation

By: /s/ Gerard M. Jacobs
    ------------------------------
Title: Vice President
       ---------------------------


LASALLE NATIONAL BANK, a national
banking association

By: /s/ James Tucker
    ------------------------------
Title: Senior Vice President
       ---------------------------

                                List of Exhibits

A   -   List of Business Sites (1.1; 4.6.3; 4.25; 4.26)

B   -   Description of Additional Liens and Indebtedness (1.1; 4.18; 6.1)

C   -   Description of Financial Statements and Projections (4.9)

D   -   Environmental Matters (4.15)

E   -   List of HouTex Officers with Authority to Request Advances (2.1.2)